Exhibit 4.1

                      SPORT SUPPLY GROUP, INC.
                       STOCK OPTION AGREEMENT


                               Effective Date of Grant:
                               January 1, 1997

                               Expiration Date:
                               March 7, 2005

TO:  Adam Blumenfeld

     WHEREAS, Sport Supply Group, Inc. (the "Company") desires, as part of Adam Blumenfeld's (the "Optionee") compensation package, to encourage the Optionee's sense of proprietorship in the Company by his owning shares of the Company's common stock, par value $.01 per share (the "Common Stock");

     NOW, THEREFORE, in consideration of Optionee's services to the Company and the mutual agreements and covenants contained in this Agreement, the Company hereby grants to Optionee a stock option (the "Option") to purchase up to a total of 100,000 shares of Common Stock, at a price per share of $6.88 (the "Option Price"), on the terms and conditions and subject to the restrictions as set forth in this Agreement.


I.  GENERAL PROVISIONS

     The shares subject to this Option shall be exercisable immediately. The right to exercise this Option shall expire on March 7, 2005, except as the right to exercise this Option is otherwise qualified by the terms of this Agreement.

     This Option is not transferable otherwise than by will or the laws of descent and distribution. This Option may be exercised, during the lifetime of the Optionee, only by the Optionee or by his guardian or legal representative. This Option is not liable for or subject to, in whole or in part, the debts, contracts, liabilities or torts of the Optionee nor shall it be subject to garnishment, attachment, execution, levy or other legal or equitable process.
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     In the event the Optionee is terminated by the Company or
voluntarily resigns from the employ of the Company, the Option granted hereunder shall terminate as of the date the Optionee is terminated or resigns, as appropriate. In the event the termination of employment results from the Optionee's death or disability, the Option shall be exercisable from twelve months from the date of termination or until the Option by its terms expires, whichever first occurs.

     In the event this Option is held by the Optionee at the time of the Optionee's death, this Option shall be exercisable only by the executor or administrator of the Optionee's estate, or if the Optionee's estate is not in administration, by the person or persons to whom the Optionee's rights shall have passed by the Optionee's will or under the laws of descent and distribution of the state where the Optionee was domiciled at the date of death.

     The Company may suspend for a reasonable period or periods the time during which this Option may be exercised if, in the opinion of the Company, such suspension is required to enable the Company to remain in compliance with regulatory requirements relating to the issuance of shares of Common Stock subject to this Option.

     In the event there is any change in the Common Stock subject to this Option as the result of any stock dividend on, dividend of or stock split or stock combination of, or any like change in, stock of the same class or in the event of any change in the capital structure of the Company, the Board of Directors shall make such adjustments with respect to this Option, as it deems appropriate to prevent dilution or enlargement of the rights hereunder.

II.  EXERCISE OF OPTION

     This Option may be exercised only by written notice (the "Exercise Notice") by the Optionee to the Company at its principal executive office. The Exercise Notice shall be deemed given when deposited in the
U. S. mails, postage prepaid, addressed to the Company at its principal executive office, or if given other than by deposit in the U.S. mails, when delivered in person to an executive officer of the Company at that office. The date of exercise of the Option (the "Exercise Date") shall be the date of the postmark if the notice is mailed or the date received if the notice is delivered other than by mail. The Exercise Notice shall state the number of shares in respect of which the Option is being
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exercised and, if the shares for which the Option is being exercised are to be evidenced by more than one stock certificate, the denominations in which the stock certificates are to be issued. The Exercise Notice shall be signed by the Optionee and shall include the complete address of such person, together with such person's social security number. The Exercise Notice shall be accompanied by payment of the aggregate Option Price of the shares purchased by cash or check payable to the order of the Company or by delivery of shares of Common Stock previously owned by the Optionee, in form satisfactory to the Company, tendered in full or partial payment of the Option Price.

     This Option may be exercised either by tendering cash or by an exchange of shares of Common Stock of the Company previously owned by the Optionee, or a combination of both, in an amount or having a combined value equal to the aggregate Option Price for the shares subject to the Option or portion thereof being exercised. The value of the previously owned shares of Common Stock exchanged in full or partial payment for the shares purchased upon exercise of the Option shall be equal to the Fair Market Value (as defined below) of the Common Stock on the Exercise Date. For purposes of this Agreement, "Fair Market Value" means the closing sale price (or average of the quoted closing bid and asked prices if there is no closing sale price reported) of the Common Stock on the date specified, as reported by the New York Stock Exchange (or by the principal national stock exchange on which the Common Stock is then listed), or if there is no reported price information for such date, Fair Market Value will be determined by the reported price information for Common Stock on the day nearest preceding such date.

     The Optionee shall be entitled to elect to pay all or a portion of the aggregate Option Price by having shares of Common Stock having a Fair Market Value on the Exercise Date equal to the aggregate Option Price withheld by the Company or sold by a broker-dealer under circumstances meeting the requirements of 12 C.F.R. Part 220. In addition, upon exercise of the Option, the Company may make financing available to the Optionee for the purchase of the Common Stock that may be acquired pursuant to the exercise of the Option on such terms as the Board of Directors shall specify.

     The certificates for shares of Common Stock as to which this Option shall have been so exercised shall be registered in the name of the Optionee and shall be delivered to the Optionee at the address specified in the Exercise Notice. The Company may defer making payment or
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delivery of any benefits under this Agreement until satisfactory arrangements have been made for the payment of any tax attributable to any amounts payable on shares deliverable under the Option.

     The Optionee in exercising such Option shall be entitled to elect to pay all or a portion of all taxes arising in connection with the exercise of the Option by paying cash or electing to (i) have the Company withhold shares of Common Stock that were to be issued to the Optionee upon such exercise or (ii) deliver other shares of Common Stock previously owned by the Optionee having a Fair Market Value equal to the amount to be withheld; provided, however, that the amount to be withheld shall not exceed the Optionee's estimated total federal (including
FICA), state and local tax obligations associated with the transaction. The Fair Market Value of fractional shares remaining after payment of the withholding taxes shall be paid to the Optionee in cash.

     Subject to the limitations expressed herein, this Option may be exercised with respect to all or a part of the shares of the Common Stock subject to it.

     Neither the Optionee nor any person claiming under or through the Optionee shall be, or have any rights or privileges of, a stockholder of the Company in respect of any of the shares issuable upon the exercise of the Option, unless and until certificates representing such shares shall have been issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company).

III. RESTRICTIONS ON TRANSFER

     The Option and the securities issuable upon exercise of the Option have not been registered under the Securities Act of 1933 or qualified under applicable state securities laws. Accordingly, unless there is an effective registration statement and qualification respecting those securities issued upon exercise of the Option under the Securities Act of 1933 or under applicable state securities laws at the time of exercise of the Option, any stock certificate issued pursuant to the exercise of the Option shall bear the following legend:
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          "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN
REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS, AND MAY NOT BE PLEDGED, SOLD, OFFERED FOR SALE, TRANSFERRED, OR OTHERWISE DISPOSED OF IN THE ABSENCE OF REGISTRATION UNDER OR EXEMPTION FROM SUCH ACT AND ALL APPLICABLE STATE SECURITIES LAWS."

IV.  GOVERNING LAW

     This Agreement has been executed in, and shall be deemed to be performable in, Dallas, Dallas County, Texas. For these and other reasons, the parties agree that this Agreement shall be governed by and construed in accordance with the laws of the State of Texas. The parties further agree that the courts of the State of Texas, and any courts whose jurisdiction is derivative on the jurisdiction of the courts of the State of Texas, shall have personal jurisdiction over all parties to this Agreement.

V.  ENTIRE AGREEMENT

     This Agreement constitutes the entire agreement between the parties pertaining to the subject matter contained in it and supersedes all prior and contemporaneous agreements, representations and understandings of the parties. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by the party to be charged therewith. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver.

VI.  DUPLICATE ORIGINALS

     Duplicate originals of this document shall be executed by both the Company and the Optionee, each of which shall retain one duplicate original.

                              SPORT SUPPLY GROUP, INC.


                              By:  /s/ Peter S. Blumenfeld
                                   Peter S. Blumenfeld
                                   President and Chief Operating Officer

ACCEPTED:


/s/ Adam Blumenfeld
Adam Blumenfeld
Address:  1901 Diplomat Drive
          Farmers Branch, Texas  75234


              AMENDMENT NO. 1 TO STOCK OPTION AGREEMENT


     THIS AMENDMENT NO. 1 TO STOCK OPTION AGREEMENT (this "Amendment"), dated January 27, 1998 to be effective as of January 16, 1998, is by and between Adam Blumenfeld ("Optionee") and Sport Supply Group, Inc. (the "Company").

     WHEREAS, the Company entered into a Stock Option Agreement dated January 1, 1997 with Optionee (the "Option Agreement");

     WHEREAS, subject to the terms and provisions of the Option Agreement, Optionee may acquire an aggregate of 100,000 shares of the Company's Common Stock, par value $.01 per share upon exercise of the stock options governed by the Option Agreement (collectively, the "Registrable Securities");

     WHEREAS, as partial consideration for Optionee's execution, delivery and performance of that certain Employment Agreement between the Company and Optionee dated the date hereof, the Company agreed to amend the Option Agreement to provide Optionee with certain registration rights with respect to the Registrable Securities;

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that, subject to the terms and provisions of the Option Agreement,
Article III (Restrictions on Transfer) of the Option Agreement is hereby amended by adding the following language to the end of such Article:

1. The Company agrees that at any time it proposes to register the issuance or resale of any of its securities, whether held by third parties or to be issued by the Company, under the Securities Act of 1933 (the "Securities Act") on Form S-1 or any other form of registration statement then available for the registration under the Securities Act of securities of the Company (other than a registration statement on Form S-4 or any form of registration statement not available for general registration of securities) it shall give written notice to Optionee of its intention so to do, and upon the written request of the Optionee, given within twenty (20) days after receipt of any such notice from the Company, the Company shall in each instance use its best efforts, subject to the next sentence, to cause all Registrable Securities held by Optionee to be registered under the Securities Act and registered or qualified under any State securities law, all to the extent necessary to permit the offering and sale or other disposition thereof in the manner stated in such request by the Optionee. If the managing underwriter of a proposed public offering by the Company shall advise the Company in writing that, in its opinion, the distribution of some or all of the shares of Registrable Securities requested to be included in the registration concurrently with the securities to be offered by the Company would materially impair the distribution of securities by the Company, then the Company need not include in such registration any shares that such underwriter believes would cause such impairment; provided, however, that if such managing underwriter shall have advised the Company that a portion of the Optionee's Registrable Securities, as well as any other securities held by third parties as to which registration shall have been requested, could be included in the Registration Statement, then such shares held by Optionee and the third parties shall be registered in proportion to the total number of shares of common stock that each holder shall have requested to have registered hereunder. Optionee shall in his request for registration describe the manner of any proposed transfer or intended method of disposition of such Registrable Securities. Nothing in this Section shall be deemed to require the Company to (i) proceed with any registration of its securities after giving the notice herein provided, or (ii) maintain the effectiveness of any registration statement for a minimum period of time.

2. If the resale of the Registrable Securities has not been registered pursuant to the immediately preceding paragraph for a period of at least ninety (90) days by January 16, 2001, then the Company agrees to use its best efforts to effect the registration or qualification or filing for exemption under applicable Federal or State Law of such Registrable Securities with any governmental authority under any Federal or State Law, and any listing with any securities exchange, which may be required to permit the offering and sale or other disposition of any such

Registrable Securities which Optionee proposes to make upon the effectiveness of such registration, qualification or filing for exemption, and the Company shall keep effective such registration, qualification, or exemption for at least ninety (90) days; provided, that the Company shall only be required initially to file a registration statement or qualification application no later than 145 days after any fiscal year end of the Company and at such reasonable time as it has available for utilization therein the audited consolidated financial statements of the Company as of the preceding fiscal year end; provided, further, however, in no event shall the Registration Statement be filed later than January 16, 2002.

3. The Company shall have no obligation to register, qualify, or file for exemption with respect to shares of Registrable Securities in accordance with this Agreement if counsel to the Company provides a written opinion to the Company and the Optionee that the shares of Registrable Securities requested to be registered may be sold in one or more public transactions within a period of 90 days pursuant to Rule 144 under the Securities Act, or any successor rule thereto.

4. In the event the Option Agreement is still in effect on January 16, 2001, and the resale of Registrable Securities has not been registered for at least ninety (90) days as described above, then notwithstanding the terms of the Option Agreement, the Optionee will have a period of ninety (90) days to sell the Registrable Securities after the date a Registration Statement registering the resale of the Registrable Securities has been declared effective by the Securities and Exchange Commission.

5. All expenses incurred in connection with all registrations pursuant to this Amendment (in each case excluding underwriters' discounts and commissions applicable to the shares of Registrable Securities being registered), including without limitation all registration, filing, and qualification fees (except that the Company shall not be obligated to pay any registration, filing, or qualification fees payable by Optionee to the extent that such payment is prohibited by the laws or regulations of any state), printers' and accounting fees, and fees and disbursements of counsel for the Company shall be paid by the Company. Optionee shall pay the underwriters' discounts and commissions applicable to the securities sold by such holder and fees and disbursements of such holder and fees and disbursements of such holder's counsel, if any. Optionee shall not have the right to cause the Company to employ any expert or professional to act on behalf of the Company.

6. In consideration of the performance by the Company of its obligations under this Amendment, the Optionee agrees in connection with a registration of the Company's securities that, upon the written request of the Company or the underwriters managing any underwritten offering of the Company's securities, the Optionee will not sell, make any short sale of, lend, grant any option for the purchase of, or otherwise dispose of, any options or shares of the Company's Common Stock (other than those included in the registration) without the prior written consent of the Company or such underwriters, as the case may be, for such period of time (not to exceed 120 days) from the effective date of such registration as the Company or the underwriters may specify.

This Amendment and the Stock Option Agreement constitute the entire agreement between the parties pertaining to the subject matter contained herein and therein and supersede all prior and contemporaneous agreements, representations and understandings of the parties. No supplement, modification or amendment of this Amendment shall be binding unless signed by the party to be charged therewith.

                              SPORT SUPPLY GROUP, INC.

                              /s/ Geoffrey P. Jurick
                              Geoffrey P. Jurick
                              Chairman of the Board
                              and Chief Executive Officer

                              /s/ Adam Blumenfeld
                              Adam Blumenfeld

               AMENDMENT TO STOCK OPTION AGREEMENTS

     THIS AMENDMENT TO STOCK OPTION AGREEMENTS (this "Amendment"), dated to be effective as of December 29, 1999, is by and between Adam
Blumenfeld ("Blumenfeld") and Sport Supply Group, Inc. ("SSG").

     WHEREAS, SSG granted Blumenfeld the following stock options: (a) Options to acquire 11,800 shares of SSG's Common Stock at an exercise price of $10.63 per share (which was subsequently repriced to $6.88 per share) pursuant to an Incentive Stock Option Agreement dated January 3, 1995 (the "1995 Options"); (b) Options to acquire 100,000 shares of SSG's Common Stock at an exercise price of $6.88 per share pursuant to a
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Stock Option Agreement dated January 1, 1997, as amended by Amendment
No. 1 to Stock Option Agreement dated January 27, 1998 to be effective as of January 16, 1998 (the "1997 Options"); and (c) Options to acquire 45,000 shares of SSG's Common Stock at an exercise price of $7.50 per share pursuant to a Non-Qualified Stock Option Agreement dated January 27, 1998 (the "1998 Options") (the 1995 Options, 1997 Options and 1998 Options are collectively referred to herein as the "Options").

     WHEREAS, Blumenfeld resigned as an officer and employee of SSG effective December 31, 1999.

     WHEREAS, the Board of Directors unanimously agreed to allow certain of the Options that otherwise would expire upon termination of Blumenfeld's employment to remain exercisable for a period of time specified below.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. The Stock Option Agreements governing the Options are hereby amended to provide that, notwithstanding the terms of such Stock Option Agreements, (i) all of the 1995 Options and 30,000 of the1998 Options shall remain exercisable by Blumenfeld until one year from the date this Agreement is signed by the parties hereto and (ii) all of the 1997 Options shall remain exercisable by Blumenfeld until one year from the date a registration statement is effective with the Securities and Exchange Commission registering the issuance and resale of the shares underlying such options . The remaining 15,000 of the 1998 Options are hereby terminated and are of no further force or effect.

2. The Stock Option Agreements governing the Options are hereby further amended to provide that if, at any time during the term of the Options, Blumenfeld engages in any activity, or fails to engage in any activity, that results in a breach of a representation, warranty or covenant under that Separation Agreement, dated the date hereof, by and between SSG and Blumenfeld, then the Options shall terminate effective the date on which the Optionee enters into such activity, or fails to engage in such activity. If all or any portion of the Options were exercised prior to such activity (or such failure to act), then (i) SSG shall have the right to purchase from Blumenfeld any shares of Common Stock obtained by Blumenfeld pursuant to the Options at a price per share equal to the exercise price of such Options that were exercised or (ii) Blumenfeld shall be obligated to reimburse SSG for any profits realized by Blumenfeld as a result of selling shares of Common Stock obtained by Blumenfeld pursuant to the Options, without regard to any subsequent market price decrease or increase.

3. Section III (Forfeiture/Setoff) of the 1998 Options is hereby deleted in its entirety.

4. In the event Blumenfeld desires to exercise any of the Options, such exercise shall be made through SSG's Stock Option Administrator (which is currently Merrill Lynch). Blumenfeld acknowledges that Merrill Lynch currently charges optionees a commission upon exercise of $.06 per share, which commission is subject to change. Blumenfeld shall contact SSG's General Counsel or President when he desires to exercise any Options and they will coordinate Blumenfeld's proposed exercise through such Administrator.

This Amendment, the Stock Option Agreements governing the Options, and the Separation Agreement constitute the entire agreement between the parties pertaining to the subject matter contained herein and therein and supersede all prior and contemporaneous agreements, representations and understandings of the parties. No supplement, modification or amendment of this Amendment shall be binding unless signed by the party to be charged therewith.


                              SPORT SUPPLY GROUP, INC.

                              /s/ John P. Walker
                              John P. Walker, President

                              /s/ Adam Blumenfeld
                              Adam Blumenfeld